Exhibit 21

                   SUBSIDIARIES OF DPL INC.


DPL Inc. had the following wholly owned subsidiaries on March 30, 1999:


Name                                       State of Incorporation
----                                       ----------------------

The Dayton Power and Light Company                 Ohio
Miami Valley Insurance Company                     Vermont
Miami Valley Leasing, Inc.                         Ohio
Miami Valley Resources, Inc.                       Ohio
Miami Valley Lighting, Inc.                        Ohio
Miami Valley Development Company                   Ohio
Miami Valley CTC, Inc.                             Ohio
DPL Energy, Inc.                                   Ohio